Exhibit (b)(2)

FACILITY AGREEMENT

dated 08 March, 2016

for

CNAC CENTURY (HK) COMPANY LIMITED

i

THIS AGREEMENT is dated 08 March, 2016 and made between:

(1)	CHINA CITIC BANK CORPORATION LIMITED as lender (the Lender);

(2)	CNAC CENTURY (HK) COMPANY LIMITED (the Borrower); and

(3)	CHINA NATIONAL CHEMICAL CORPORATION (the Parent); and

(4)	CHINA NATIONAL AGROCHEMICAL CORPORATION (CNAC and, together with the Parent, the Guarantors).

IT IS AGREED as follows:

1.	INTERPRETATION

Words and expressions defined in Schedule 1 to this Agreement shall have the same meaning when used in this Agreement or in the Schedules to this Agreement.

2.	THE FACILITY

(a)	Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan facility in an aggregate amount equal to the Commitments (the Facility).

(b)	The Termination Date shall be extended by three years from the Original Termination Date if:

(i)	the Borrower gives notice to the Lender (an Extension Request) no less than 45 days, and no more than 90 days, prior to the Original Termination Date; and

(ii)	on the date of the Extension Request and the Original Termination Date, no Default has occurred and is continuing; and

(iii)	the Lender has consented to such extension.

(c)	In connection with an extension pursuant to paragraph (b) above, each Obligor agrees to do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify in respect of any guarantee or Security granted, conferred or intended to be granted or conferred on the Lender by or pursuant to the Finance Documents.

3.	CONDITIONS PRECEDENT TO THE FACILITY

(a)	The obligation of the Lender to advance a Loan is subject to the condition that on the date on which such Loan is to be made:

(i)	the Lender has received (or waived the requirement to receive) all of the documents and evidence set out in Schedule 3 (Conditions precedent), in each case (unless specified otherwise in Schedule 3 (Conditions precedent)) in form and substance satisfactory to the Lender (acting reasonably);

(ii)	the Major Representations set out Schedule 4 (Major Representations) are accurate in all material respects and will remain accurate in all material respects immediately after the making of that Loan; and

(iii)	no Major Default set out in Schedule 6 (Major Defaults) is continuing or would result from the making of that Loan.

The Lender shall promptly confirm in writing to the Borrower the satisfaction of the relevant documents and other evidence referred to above as and when they are satisfied.

(b)	Notwithstanding any other term of this Agreement or any other Finance Document, during the Availability Period, the Lender may not:

(i)	refuse to participate in or make available any Loan provided that on the date when that Loan is proposed to be made the conditions precedent referred to in paragraph (a) above are complied with;

(ii)	cancel a Commitment;

(iii)	exercise any right of cancellation, rescission, set-off, counterclaim or similar right or remedy which it may have in relation to this Agreement, the Facility or any Loan (or the proceeds thereof); or

(iv)	accelerate any Loan or otherwise demand or require repayment or prepayment of any sum from the Borrower,

unless:

(A)	it has become unlawful in any applicable jurisdiction for such Lender to fund the relevant Loan or, as the case may be, continue to make available the relevant Commitment, in each case as contemplated by this Agreement; or

(B)	a Change of Control or a Major Default has occurred and is continuing.

4.	PURPOSE

(a)	The Borrower shall apply the proceeds of Loan in or towards (directly or indirectly):

(i)	financing amounts payable to holders of the Target Shares in connection with the Acquisition and/or financing any other purchase of Target Shares; and/or

(ii)	financing the payment of costs, fees and expenses incurred in connection with the Acquisition and the Transaction Documents.

(b)	The Borrower shall be entitled to advance any amount drawn by it under the Facility to any of its Subsidiaries in order that such amounts may be applied in or towards (directly or indirectly) any of the purposes specified in paragraph (a) above.

5.	UTILISATION

5.1	Giving of Utilisation Requests

(a)	The Borrower may borrow a Loan by delivery to the Lender of a duly completed Utilisation Request.

(b)	Each Utilisation Request is, once given, irrevocable.

(c)	Unless otherwise agreed by the Lender, the latest time for receipt by the Lender of a duly completed Utilisation Request is 11.00 a.m. three Business Days before the proposed Utilisation Date.

5.2	Completion of Utilisation Requests

A Utilisation Request for a Loan will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day falling within the Availability Period;

(b)	the amount of the Loan requested, when aggregated with the amount of each other Loan made or due to be made on or before the proposed Utilisation Date, does not exceed the aggregate amount of the then available Commitments; and

(c)	the currency of the Loan requested is US Dollars.

5.3	Advance of a Loan

If the applicable conditions set out in this Agreement have been met, the Lender shall make the Loan available for the account of the Borrower by the Utilisation Date.

6.	REPAYMENT AND CANCELLATION

(a)	The Borrower shall repay each Loan in full together with all accrued but unpaid interest, fees and any other sum then due under the Finance Documents in instalments by repaying on each Repayment Date the lower of the outstanding amount of each Loan and the amount set out opposite each Repayment Date below:

Repayment Date (Months after the date of this Agreement)	Repayment Instalment (% of Loans as at the end of the Availability Period)
30	5
36	5
42	5
48	5
54	5
60	5
66	5
72	5
78	30
84	30

(b)	If, at any time, the Lender notifies the Borrower that it is or will become unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan, the Commitments will be immediately cancelled and the Borrower shall repay each Loan on the last day of the Interest Period for the relevant Loan or, if earlier, the date specified by the Lender in such notice (being no earlier than the last day of any applicable grace period permitted by law).

(c)	Unless the Lender otherwise agrees, if (A) at any time after the First Utilisation Date, any person or persons acting in concert owns a greater percentage of the issued share capital or voting shares of the Target than Bidco or (B) a Change of Control occurs, then, in each case:

(i)	the Borrower shall promptly notify the Lender upon becoming aware of that event;

(ii)	the Lender shall not be obliged to fund any Loan; and

(iii)	the Lender may, by not less than 10 days notice to the Borrower, require the Borrower to prepay the Loans, at which time the Facility will be cancelled and the Loans and any other amounts accrued under the Finance Documents will become immediately due and payable.

(d)	In the event that:

(i)	any member of the Group issues any shares or other equity securities to a person which is not a member of the Group as part of a listing (or disposes all or substantially all of its assets to another entity as part of a listing);

(ii)	the Borrower issues any debt securities;

(iii)	Bidco disposes of any Target Shares in circumstances where paragraph (c) above does not apply,

(each, a Relevant Action) then, in any such case, the Borrower shall make a prepayment of the Facility in the same amount as the proceeds of the Relevant Action (the Relevant Proceeds), except to the extent that:

(A)	the Relevant Action is the incurrence of Financial Indebtedness pursuant to the Finance Documents; or

(B)	the Relevant Proceeds are required to be applied in prepayment of Financial Indebtedness of any member of the Group pursuant to contractual arrangements binding on the relevant member of the Group which are:

(1)	in existence as at the date of this Agreement; or

(2)	entered into in connection with the Acquisition.

(e)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Facility except at the times and in the manner expressly provided for in this Agreement and any notice of prepayment or cancellation shall be irrevocable.

(f)	The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(g)	The Borrower may, if it gives the Lender not less than 5 Business Days’ prior notice, cancel or prepay the whole or any part of the Facility or any Loan.

(h)	All Loans shall be repaid or prepaid together with accrued but unpaid interest and Break Costs on the amount repaid or prepaid.

(i)	No part of the Facility which is repaid or prepaid may be re-borrowed and a part of the Facility corresponding to the amount of any repayment or prepayment will be cancelled immediately on such repayment or prepayment.

(j)	The Commitments of the Lender under the Facility will be automatically cancelled at the close of business in Beijing on the last day of the Availability Period to the extent undrawn at that date.

(k)	Any mandatory prepayment of the Facility pursuant to paragraph (d) above will be applied in pro rata reduction of each remaining Repayment Instalment at such time.

7.	INTEREST

(a)	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the Margin and the applicable LIBOR.

(b)	On the last day of each Interest Period the Borrower shall pay accrued interest on each Loan to which that Interest Period relates (and, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of the Interest Period).

(c)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment or equivalent action) at a rate which is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods of three months, provided that such amounts will:

(i)	be compounded with the overdue amount at the end of the Interest Period applicable to that overdue amount; and

(ii)	at all times be immediately due and payable.

(d)	The Interest Period for each Loan shall be three months or such other period as the Borrower and the Lender may agree not less than 3 Business Days prior to the start of such Interest Period, provided that:

(i)	each Interest Period for a Loan will start on the Utilisation Date or (if already made) on the last day of the preceding Interest Period;

(ii)	if any Interest Period would not otherwise end on a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not);

(iii)	if an Interest Period starts on the last Business Day in a calendar month or if there is no corresponding date in the calendar month in which an Interest Period is due to end, then such Interest Period will end on the last Business Day in the relevant later month; and

(iv)	no Interest Period shall extend beyond the Termination Date.

(e)	If, before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR and the Lender give notice to the Borrower, the rate of interest on the applicable Loan shall be the sum of the Margin and the rate which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source the Lender may select.

(f)	If the requirements of Clause 14 (Financial Covenants) are not complied with at any time, interest shall accrue on the Loans (in addition to the interest otherwise provided for in this Agreement) at a rate of one per cent. per annum until the requirements of Clause 14 (Financial Covenants) are complied with once again, provided that such interest will:

(i)	be compounded with the unpaid amount of any such interest at the end of the Interest Period applicable to the relevant Loan; and

(ii)	at all times be immediately due and payable.

8.	TAXES

(a)	The Borrower shall make all payments to be made by it under the Finance Documents without any deduction or withholding from such a payment for or on account of Tax (a Tax Deduction) unless a Tax Deduction is required by law, in which case the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(b)	If the Borrower is required to made a Tax Deduction, it shall:

(i)	make that Tax Deduction and any payment required in connection with it in the time allowed and in the minimum amount required by law; and

(ii)	within thirty days of make such Tax Deduction or payment, deliver to the Lender evidence reasonably satisfactory to that Lender that such Tax Deduction or payment has been paid to the relevant taxing authority.

(c)	The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender, an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax (including but not limited to Indirect Tax and any stamp duty, registration or similar Taxes) by the Lender in respect of a Finance Document, other than to the extent that such loss, liability or cost is compensated for by an increased payment under paragraph (a) above.

(d)	All amounts set out or expressed in a Finance Document to be payable by any Party to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(e)	Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

9.	PAYMENTS

(a)	Each Party shall make the payments it is required to make under the Finance Documents on the due date for such payment and to the account specified by the other Party, provided that if any amount is due on a date which is not a Business Day, then its due date shall be deemed to be the immediately succeeding Business Day.

(b)	A payment will be deemed to have been made by the Lender if the Lender has, on or before the due date for such payment, taken steps to make that payment.

(c)	The Lender may apply any amount received by it for the Borrower in or towards payment of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

(d)	If the Lender receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that amount towards the obligations of the Borrower under those Finance Documents as the Lender may elect at its sole discretion and such election shall override any appropriation made by the Borrower.

(e)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred and all other payments under Finance Documents shall be made in the Base Currency unless otherwise specified.

(f)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

(g)	All interest and other payments of an annual nature under this Agreement shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360-day year.

(h)	Any certificate or determination by the Lender as to any rate of interest or any other amount payable under this Agreement shall, in the absence of manifest error, be conclusive and binding on the Borrower.

(i)	All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(j)	If an Event of Default has occurred and is continuing, the Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If such obligations are in different currencies, the Lender may concert either obligation at a market rate of exchange in its usual course of business for the purpose of such set-off.

10.	INDEMNITIES

(a)	The Borrower shall, within three Business Days of demand, indemnify the Lender as an independent obligation against any cost, loss or liability incurred by the Lender as a result of:

(i)	steps taken by the Lender under paragraph (c) below;

(ii)	the occurrence of any Event of Default or investigating any event which it reasonably believes is a Default;

(iii)	a failure by the Borrower to pay any amount due under a Finance Document on its due date;

(iv)	funding, or making arrangements to fund, any Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement;

(v)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(vi)	the Lender acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(vii)

the conversion from one currency to another of any sum due from the Borrower under the Finance Documents (a Sum) or any order, judgment or award given or made in relation to a Sum which is required for the purpose of (1) making or filing a claim or proof against the Borrower or (2) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings (including, in any case, as a result of any discrepancy between the rate of exchange used to convert that Sum and the rate or rates of exchange available to that person at the time of its receipt of that Sum).

(b)	The Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any increased costs (including, without limitation, a reduction in the return from the Facility or Lender’s (or its Affiliate’s) overall capital, an additional or increased cost or a reduction of any amount due and payable under any Finance Document) incurred by the Lender as a result of the introduction of, or any change in, any law or regulation or the interpretation, administration, implementation or application of any law or regulation (including as a result of compliance with any such introduction or change), provided that such increased cost:

(i)	is attributable to the Lender having entered into a commitment or funding or performing its obligations under any Finance Document; and

(ii)	is not compensated for by another provision of this Agreement.

(c)	Without in any way limiting the obligations of the Borrower under the Finance Documents, the Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, paragraph (b) of Clause 6 (Repayment and cancellation), Clause 8 (Taxes) or paragraph (b) above, provided that the Lender is not obliged to take any steps under this Clause if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

11.	COSTS, EXPENSES AND FEES

(a)	The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Documents (including an amendment, waiver or consent) requested or executed after the date of this Agreement.

(b)	The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of the enforcement of, or the preservation of any rights under, the Finance Documents.

(c)	The Borrower shall pay to the Lender a fee computed on a daily basis at the rate of 0.6 per cent. per annum on the undrawn amount of the Commitments for the duration of the Availability Period.

(d)	The accrued commitment fee is payable on the last day of each successive period of three months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the Commitments at the time the cancellation is effective.

(e)	The Borrower shall pay to the Lender an arrangement fee and agency fee in the amounts and at the times agreed in the Fee Letters.

(f)	The Lender shall be entitled to deduct any of the fees, costs and expenses referred to in this Clause then due from the proceeds of any Utilisation before paying the balance to the Borrower and apply such amount towards such fees, costs and expenses. Such deduction shall not reduce the amount of the relevant Loan.

12.	REPRESENTATIONS

Each Obligor makes in respect of itself (and where specified below, the other Obligors, Material Companies or members of the Group) the representations and warranties set out in this Clause 12 and the Major Representations to the Lender on the date of this Agreement and each of the Repeating Representations will be deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period.

(a)	Status: Each Obligor is a corporation, duly incorporated and validly existing (in the case of the Guarantors) under PRC law and (in the case of the other Obligors) under Hong Kong law and each Material Company has the power to own its assets and carry on its business as it is being conducted.

(b)	Binding obligations: The obligations expressed to be assumed by each Obligor in each Finance Document are legal, valid, binding and enforceable obligations.

(c)	Non-conflict with other obligations: The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents do not and will not conflict with (i) any law or regulation applicable to it, (ii) its constitutional documents or (iii) any agreement binding on it, or on any of its assets.

(d)	Power and authority: Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, and enforcement of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(e)	Validity and admissibility in evidence: All authorisations required or desirable (i) to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and (ii) to make the Finance Documents admissible in evidence in the PRC and Hong Kong, have been obtained or effected and are in full force and effect.

(f)	Filing and stamp taxes: Under PRC law and Hong Kong law it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

(g)	No default: No Event of Default is continuing or might reasonably be expected to result from the making of any Loan. No other event or circumstance is outstanding which (i) constitutes a default under any other agreement or instrument which is binding on, or on the assets of, any Material Company and (ii) might have a Material Adverse Effect.

(h)	No misleading information: All written information supplied by each Obligor, is true, complete and accurate in all material respects and is not misleading in any respect.

(i)	Financial statements: The Original Financial Statements fairly represent the Obligors’ financial condition and operations during the relevant financial year and were prepared in accordance with the Accounting Principles and there has been no material adverse change in its business or financial condition since the date of the Original Financial Statements.

(j)	No proceedings pending or threatened: No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been started or threatened against, or against the directors of, any Material Company.

(k)	Pari passu ranking: Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(l)	No Immunity: In any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents, no Obligor will be entitled to claim, for itself or any of its assets, immunity from suit, execution, attachment or other legal process. Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations under the Finance Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(m)	Anti-corruption: Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(n)	Sanctions: Neither it nor any member of its Group nor, to its knowledge, any director, officer, agent, employee or Affiliate of any member of the Group, is currently a designated target of, or is otherwise a subject of, Sanctions.

(o)	Holding Company: Except as may arise under the Transaction Documents and costs in relation to the Acquisition, prior to the First Utilisation Date, neither the Borrower nor any Holdco has traded or incurred any liabilities or commitments (actual or contingent, present or future) other than acting as a Holding Company of Bidco.

(p)	Shares:

(i)	On the date of this Agreement, CNAC is the legal and beneficial owner of all of the shares in the capital of Holdco 1 (the Holdco 1 Shares), Holdco 1 is the legal and beneficial owner of all of the shares in the capital of Holdco 2 (the Holdco 2 Shares).

(ii)	Holdco 2 is the legal and beneficial owner of all of the shares in the capital of the Borrower (the Borrower Shares) and the Borrower is the legal and beneficial owner of all of the shares in the capital of Holdco 4 (the Holdco 4 Shares; together with the Holdco 1 Shares, the Holdco 2 Shares and the Borrower Shares, the Charged Shares).

(iii)	The Charged Shares are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of the entity to which its shares are subject to a Share Security do not and could not restrict or inhibit any transfer of the applicable Charged Shares on creation or enforcement of the applicable Share Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of Holdco 1, Holdco 2, the Borrower or Holdco 4 (including any option or right of pre-emption or conversion). Each Share Security has or will have the ranking it is expressed to have therein.

13.	INFORMATION

The undertakings in this Clause remain in force from the date of this Agreement until no amount is outstanding or commitment is in force under the Finance Documents.

(a)	Financial statements: Each of the Parent, CNAC and the Borrower shall supply to the Lender:

(i)	within 120 days after the end of each of its financial years its audited consolidated financial statements for that financial year; and

(ii)	within 45 days after the end of each half of each of its financial years its consolidated financial statements for that financial half year,

provided that such financial statements shall, in each case, be (1) certified by a director of the relevant Obligor as fairly representing the financial condition of that entity as at the date at which those financial statements were drawn up and (2) prepared using the Accounting Principles and accounting practices and financial reference periods consistent with the Original Financial Statements.

(b)	Information: miscellaneous: The Borrower shall supply to the Lender:

(i)	all non-administrative material information dispatched by the each Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(ii)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against, or against the directors of, any Material Company and which would reasonably be expected, if adversely determined, to have a Material Adverse Effect;

(iii)	promptly upon the same becoming available, a copy of any authorisation in relation to the Facility (including, without limitation, in relation to any Loan, repayments or prepayment of principal and payments of interest and fees) issued to a Guarantor by any PRC authority, or any amendment or change to, or novation, update or revocation of, such authorisation; and

(iv)	promptly, such further information regarding the financial condition, business and operations of any Material Company as the Lender may reasonably request.

(c)	Notification of default: Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence. Promptly upon request by the Lender, the Borrower shall supply to the Lender a certificate of two of its directors or senior officers on its behalf certifying that no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(d)	KYC: Each Obligor shall, promptly upon the request of the Lender, supply the Lender with such documentation or other evidence as it reasonably requests for itself (or a prospective assignee) to be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transactions contemplated in the Finance Documents.

14.	FINANCIAL COVENANTS

(a)	In this Clause 14:

(i)	Consolidated EBITDA means, in respect of any Relevant Period, the amount specified on the consolidated income statement of the Borrower as “[Operating Profit]” after:

(A)	adding back any deduction attributable to the amortization, depreciation or impairment of assets;

(B)	excluding any reversal of a previous impairment charge made in that Relevant Period; and

(C)	excluding any amounts shown on the income statement as being due or receivable in respect of tax and any one-time, non-recurring, unusual or extraordinary items;

(ii)	Consolidated Net Finance Charges means, in respect of any Relevant Period, consolidated finance charges (including any capitalised interest) and similar items as shown in the consolidated financial statements of the Borrower then most recently delivered under paragraphs (a) of Clause 12 (Information) (as the case may be) in respect of Financial Indebtendess less interest income;

(iii)	Half-Year Date means each of 30 June and 31 December.

(iv)	Relevant Period means each period of twelve months ending on or about the last day of the Financial Year and each period of twelve months ending on or about the last day of each Half-Year Date.

(b)	The ratio of Consolidated EBITDA to Net Finance Charges in respect of any Relevant Period shall not be less than 1.25:1.

15.	UNDERTAKINGS

The undertakings in this Clause remain in force from the date of this Agreement until no amount is outstanding or commitment is in force under the Finance Documents and, to the extent that any Obligor or Holdco which is not a Party is expressed to be subject to any undertaking in this Clause, the Parent shall ensure that such Obligor or Holdco complies with the requirements of such undertaking:

(a)	Authorisations: The Obligors shall promptly obtain, comply with and maintain in full force and effect, and supply to the Lender certified copies of, any authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

(b)	Compliance with laws: The Obligors shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

(c)	Negative pledge: The Borrower shall not (and the Parent shall procure that no Material Company will) create or permit to subsist any Security or Quasi-Security other than:

(i)	Security or Quasi-Security in favour of the Lender;

(ii)	any arrangement for netting or set-off of debit and credit balances entered into by any Material Company in the ordinary course of is banking arrangements;

(iii)	any lien arising by operation of law and in the ordinary course of trading and not as a result of default or omission by any Material Company; or

(iv)	Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangement having similar effect in respect of goods supplied to a Material Company in the ordinary course of its trading activities and on the supplier’s standard or usual terms and not arising as a result of any default or omission by that Material Company; or

(v)	except in the case of the Borrower and the Holdcos, any other Security or Quasi-Security securing Financial Indebtedness, the principal amount of which does not exceed the Permitted Basket.

(d)	Change of business: The Parent shall ensure that no substantial change is made to the general nature of the business of the Material Companies from that carried on at the date of this Agreement.

(e)

Merger: None of the Obligors and the Holdcos shall enter into any amalgamation, demerger, merger or corporate reconstruction, except if it is the surviving entity and to the extent that it has taken such steps as the Lender may reasonably specify to ensure that any guarantee or Security granted, conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents and any other obligations of the Obligors under the Finance Documents remain legal, valid, binding and enforceable to the same extent as prior to such amalgamation, demerger, merger or corporate reconstruction.

(f)	Loans and guarantees: The Borrower shall not (and the Parent shall procure that no Material Company will) make any loans, grant any credit (save on arm’s length terms in the ordinary course of its trading activities) or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person, other than any loan, credit, guarantee or indemnity or assumption of liability:

(i)	made by a member of the Group (other than the Borrower or any Holdco) to another member of the Group (other than the Borrower, any Holdco or any of their respective Subsidiaries); or

(ii)	except in the case of the Borrower and the Holdcos, the principal amount of which does not exceed the Permitted Basket.

(g)	Disposals: The Borrower shall not (and the Parent shall procure that no Material Company will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset other than:

(i)	stock in trade on arm’s length terms in the ordinary course of the disposing entity’s trading activities; or

(ii)	assets in exchange for other assets comparable or superior as to type, value and quality; or

(iii)	except in the case of the Borrower and the Holdcos, the market value (or, if higher, the book value) of which does not exceed the Permitted Basket.

(h)	Further assurance: Each Obligor shall:

(i)	promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of it or its nominee(s)):

(A)	to perfect the Security created or intended to be created under or evidenced by the Share Security (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Share Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law; and

(B)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Share Security; and

(ii)	take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

(i)	Anti-corruption:

(i)	No Obligor shall (and shall ensure that no other member of the Group will) directly or, to its knowledge, indirectly use the proceeds of the Facilities for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(ii)	Each Obligor shall (and shall ensure that each other member of the Group will):

(A)	conduct its businesses in compliance in all material respects with applicable anti-corruption laws; and

(B)	maintain policies and procedures designed to promote and achieve compliance with such laws.

(j)	Sanctions: No Obligor shall (and shall take all reasonable steps ensure that each other member of the Group will) directly or, to its knowledge, indirectly, use the proceeds of Facility hereunder (or lend, contribute or otherwise make available such proceeds to any person):

(i)	to fund or facilitate any activities or business of, with or related to (or otherwise make funds available to or for the benefit of) any person, who is a designated target of or who is otherwise the subject of Sanctions; or

(ii)	in any manner or for any purpose:

(A)	that is prohibited by Sanctions:

(1)	applicable to any Party or any of its Affiliates; or

(2)	under the law governing, any Transaction Document; or

(B)	that would result in a violation of Sanctions by any Party or any of its Affiliates.

(k)	Financial Indebtedness: The Obligors shall not (and the Parent shall ensure that no Material Company does) incur or permit to subsist any Financial Indebtedness other than:

(i)	under the Finance Documents;

(ii)	as permitted under paragraph (l) below; or

(iii)	other than in the case of the Borrower and the Holdcos, any Financial Indebtedness the principal amount of which does not exceed the Permitted Basket.

(l)	Holding Companies: Neither the Borrower nor any Holdco shall trade, carry on any business, own any assets or incur any liabilities except for:

(i)	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(ii)	ownership of shares in its Subsidiaries and subscription of shares in or contribution to its Subsidiaries and, in the case of Holdco 4 only, intra-group borrowing and lending between it and its Subsidiaries; and

(iii)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company.

(m)	Dividends: The Borrower shall not:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any of its Subsidiaries to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(n)	Acquisition:

(i)	The Borrower shall ensure that the Bidco will comply with the Swiss Takeover Rules and all other laws and regulations applicable to the Initial Offer.

(ii)	The Borrower shall ensure that the Bidco will not amend or waive any other material term or condition of the Initial Offer set out in the Initial Offer Documents (including (without limitation) the offer price, the minimum required level of acceptances, extending the time period for acceptance of the Initial Offer or for satisfaction of any condition to the Initial Offer).

(iii)	The Borrower shall ensure that the Bidco will implement any Squeeze Out Procedure as soon as practicable upon becoming entitled to implement that Squeeze Out Procedure.

(o)

Regulatory filings: Each Guarantor shall, on request of the Lender, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Lender may reasonably require in order to effect fully the purposes of the Finance Documents and to ensure that all and any legal and regulatory requirements applicable to the transactions contemplated under the Finance Documents are duly complied with, including, if applicable. the requirement to make a filing under Circular No. 2044 (the

NDRC Circular 2044) issued by the National Development and Reform Commission of the PRC and its implementation rules and interpretations. The Borrower shall use reasonable endeavours to complete such filing with the National Development and Reform Commission of the PRC (as described and required under the NDRC Circular 2044 referred to above, if applicable) and deliver to the Lender evidence of the completion of such filing.

16.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause is an Event of Default:

(a)	Non-payment: An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable, unless its failure to pay is caused by administrative or technical error and payment is made within three Business Days of its due date.

(b)	Other obligations: An Obligor does not comply with any provision of the Finance Documents (other than those referred to in paragraph (a) (Non-payment)) unless the failure to comply is capable of remedy and is remedied within 20 Business Days of the Lender notifying an Obligor or an Obligor otherwise becoming aware of the failure to comply.

(c)	Misrepresentation: Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(d)	Cross default: Any material indebtedness of any Material Company is not paid when due nor within any originally applicable grace period or, as a result of an event of default (however described):

(i)	any indebtedness of a Material Company is declared to be or otherwise becomes due and payable prior to its specified maturity;

(ii)	any creditor of any Material Company cancels or suspends any commitments for any indebtedness of any Material Company; or

(iii)	any creditor of any Material Company becomes entitled to cause the circumstances referred to in paragraphs (i) or (ii) to occur.

(e)	Insolvency: Any of the following events or circumstances occurs:

(i)	any Material Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(ii)	the value of the assets of any Material Company is less than its liabilities (taking into account contingent and prospective liabilities); or

(iii)	a moratorium is declared in respect of any indebtedness of any Material Company.

(f)	Insolvency proceedings: Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Material Company;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets; or

(iv)	enforcement of any Security over any assets of any Material Company,

or any analogous procedure or step is taken in any jurisdiction.

(g)	Creditors’ process: Any expropriation, attachment, sequestration, distress or execution affects any asset of any Material Company.

(h)	Unlawfulness: It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

(i)	Repudiation: An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

(j)	Material adverse change: Any event or circumstance occurs which would reasonably be expected to have a Material Adverse Effect.

(k)	Cessation of business: Any Material Company suspends or ceases to carry on all or a material part of its business (or threatens to do so).

(l)	Expropriation: The authority or ability of any Material Company to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Material Company or its assets.

17.	ACCELERATION

At any time whilst an Event of Default is continuing, the Lender may, by notice to the Parent or the Borrower:

(a)	cancel the Facility, at which time the Facility shall immediately be cancelled;

(b)	declare that all or part of the Loans be immediately due and payable, at which time they and all accrued interest and other amounts outstanding under the Finance Documents shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, at which time they and all accrued interest and other amounts outstanding under the Finance Documents shall immediately become payable on demand by the Lender; and

(d)	take any action to enforce or exercise any right in respect of the Share Security.

18.	NOTICES

Any communication, notice or document made or delivered by one Party to another under or in connection with the Finance Documents:

(a)	must be in English and made in writing by fax or letter to the fax number or address indentified with the name of the relevant Party below;

(b)	in the case of an Obligor will only be effective if by way of fax, when received in legible form or if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; and

(c)	in the case of the Lender will be effective only when actually received by the Lender.

19.	CONFIDENTIALITY

(a)	The Lender will keep the Finance Documents and any information supplied to it by or on behalf of any member of (or any affiliate of any member of) the Group under the Finance Documents confidential, provided that it may disclose any such document or information:

(i)	which is publicly available (other than by breach of this Clause 19);

(ii)	if and to the extent required by applicable law or regulation or at the request of any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body;

(iii)	on a need to know and confidential basis to its professional advisers and auditors;

(iv)	to the shareholders of the Borrower or any member of the Group;

(v)	on a need to know and confidential basis to any Affiliate in connection with the Acquisition and its financing;

(vi)	to rating agencies on a confidential and need to know basis for the purpose of preparing a private or shadow rating;

(vii)	to any person to whom the Lender does, or is considering, transferring or assigning its Commitment or with whom the Lender does, or is considering, entering to a sub-participation, total return swap, credit insurance or other arrangement to transfer credit risk provided that such person enters into a confidentiality undertaking in similar terms to this Clause 19 (Confidentiality); or

(viii)	otherwise with the prior written consent of the Borrower.

(b)	This Clause 19 replaces any previous confidentiality undertaking given by the Lender in connection with this Agreement prior to it becoming a Lender.

20.	CHANGE TO PARTIES

20.1	No Transfers by the Borrower

No Obligor may assign, novate or transfer all or any part of its rights and obligations under any Finance Document.

20.2	Transfers by Lender

(a)	Subject to this Clause 20.2, the Lender (the Existing Lender) may assign any of its rights under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	Subject to paragraph (c) below, the consent of the Borrower is not required for any assignment by the Lender pursuant to this Clause 20.2. The Obilgors shall do all things reasonably requested by the Existing Lender (including executing documents and effecting any necessary amendments to the Finance Documents in the event that the Existing Lender wishes to assign or transfer (i) its obligations as well as its rights or (ii) part only but not all of its rights and/or obligations under the Finance Documents to the New Lender) to give effect to an assignment or transfer permitted by this Clause 20.2.

(c)	Notwithstanding the foregoing, any transfer of its obligations under the Finance Documents by the Lender shall require the prior written consent of the Borrower if such transfer will be made prior to the end of the Availability Period.

(d)	If the Lender so requests, the parties agree to negotiate in good faith to make any amendments to the Facility Agreement customary to facilitate the operation of a multi-lender facility agreement, including the accession and appointment of a facility agent and security trustee. The Obligors agree to use their reasonable endeavours to provide customary syndication assistance.

21.	PARTIAL INVALIDITY

If any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect the validity or enforceability in that jurisdiction of any other term of the Finance Documents or the validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

23.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may only be amended or waived with the consent of the Lender and any party thereto and any such amendment or waiver will be binding on all Parties.

24.	MISCELLANEOUS PROVISIONS

(a)	No provision of this Agreement will interfere with the right of the Lender to arrange its affairs in whatever manner it thinks fit or oblige the Lender to disclose any information relating to its affairs.

(b)	In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

(c)	The provisions of the Contracts (Rights of Third Parties) Ordinance (Cap. 623) shall not apply to this Agreement and no person other than the parties to this Agreement shall have any rights under it nor shall it be enforceable by any person other than the parties to it. Notwithstanding any other term of this Agreement, the consent of any person who is not a party to or an addressee of this Agreement is not required to rescind or vary this Agreement at any time.

(d)	No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.

(e)	No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.

(f)	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

(g)	The Parent shall procure that each Obligor complies with the provisions of Clause 8 (Taxes), Clause 9 (Payments) and Clause 10 (Indemnities) as if it were a Party and references to the “Borrower” or a “Party” in such Clauses were to such Obligor.

25.	GOVERNING LAW

This Agreement is governed by Hong Kong law.

26.	JURISDICTION

(a)

Any dispute, controversy or claim arising in any way out of or in connection with this Agreement (including, without limitation: (i) any question relating to contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (ii) any issue as to the existence, validity or termination of this Agreement) (Dispute) shall be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with such Rules (the Rules), which Rules are deemed to be incorporated by reference into this Clause and as may be amended by the rest of this Clause.

(b)	The arbitration tribunal (Tribunal) shall consist of three arbitrators to be appointed in accordance with the Rules. The seat of the arbitration shall be Hong Kong. The language of the arbitration proceedings shall be English.

(c)	Any award of the Tribunal shall be made in writing and shall be final and binding on the parties from the day it is made. The parties undertake to carry out the award without delay.

(d)	The parties agree that any provisions relating to the appointment of emergency arbitrators shall apply to any arbitral proceedings commenced pursuant to this Clause. Nothing in this Clause shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction.

(e)	Each Obligor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of (i) the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues and (ii) the issue of any process against its assets or revenues for the enforcement of a judgment or arbitral award or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

SCHEDULE 1

INTERPRETATION

1	Definitions

In this Agreement:

Accounting Principles means:

(a)	in relation to the Guarantors, generally accepted accounting principles in the PRC; and

(b)	in relation to the Borrower, the Hong Kong Financial Reporting Standards.

Acquisition means the acquisition by Bidco of Target Shares pursuant to the Initial Offer, any Open Market Purchase and any Squeeze Out Procedure.

Affiliate means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.

Announcement means the date of publication of the Prospectus in accordance with art. 18 Swiss Takeover Ordinance.

Availability Period means the period from and including the date of this Agreement to and including the earliest of:

(a)	a Squeeze Out Closing Date;

(b)	the Offer Expiry Date;

(c)	the date falling twenty four months after the date of this Agreement.

Base Currency means US Dollars.

Bidco means CNAC Saturn (NL) B.V., a private company with limited liability (Besloten Vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands.

Bidco Parent means CNAC CENTURY (LUX) S.À R.L., a societe a responsabilite limitee incorporated under the law of the Grand Duchy of Luxembourg.

Break Costs means the amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Switzerland, New York and Beijing.

Change of Control means (A) the Parent ceasing to control the Borrower or (B) the Borrower ceasing to control Bidco, where in each case control by one company of a second company shall mean:

(a)	direct or indirect legal and beneficial ownership by the first company of 100 per cent. of the shares or other equity interests in the capital of the second company; and

(b)	the power of the first company (whether by way of ownership of shares, ability to appoint or remove directors or control the appointment or removal of directors, contractual arrangement or otherwise) to give directions with respect to the operating and financial policies of the relevant company with which the directors or other equivalent officers of the relevant company are obliged to comply.

Commitment means US$30,000,000,000, to the extent not cancelled or reduced under this Agreement.

Consolidated EBITDA has the meaning given to such term in Clause 14 (Financial covenants).

Default means an Event of Default or any event or circumstance specified in Clause 16 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Event of Default means any event or circumstance specified as such in Clause 16 (Events of Default).

Facility means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

Finance Document means this Agreement, the Guarantees, each Share Security, any Fee Letter and any other document designated as a “Finance Document” by the Lender and the Borrower.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (other than performance bonds), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles);

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)	any arrangement pursuant to which an asset sold or otherwise disposed of by that person may be re-acquired by a member of the Group (whether following the exercise of an option or otherwise);

(k)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(l)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (k) above.

Fee Letter means each letter dated on or about the date of this Agreement from the Lender to the Borrower and countersigned by the Borrower specifying certain fees to be paid in connection with the Facility.

First Utilisation Date means the date of the first Loan made under this Agreement.

FMIA means the Financial Markets Infrastructure Act (FinfraG (Finanzmarktinfrastrukturgesetz) Switzerland) of Switzerland.

Guarantee means a guarantee governed by PRC law in form and substance satisfactory to the Lender from each Guarantor.

Group means the Parent and each of its Subsidiaries.

Holdco means Holdco 1, Holdco 2 and Holdco 4.

Holdco 1 means CNAC (HK) Holdings Company Limited, a limited company incorporated in Hong Kong.

Holdco 2 means CNAC (HK) Investment Company Limited, a limited company incorporated in Hong Kong.

Holdco 4 means CNAC Saturn (HK) Company Limited, a limited company incorporated in Hong Kong.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

Initial Offer means the public tender offer by the Bidco for all publicly held Target Shares as pre-announced by means of the Pre-Announcement (as amended from time to time) and as set forth in the Initial Offer Documents.

Initial Offer Documents means:

(a)	the Pre-Announcement;

(b)	the Transaction Agreement; and

(c)	the Prospectus,

in each case, delivered to (and accepted by) the Lender pursuant to Clause 3 (Conditions precedent to the Facility), together with such changes to such form as are permitted by this Agreement.

Interest Period means the period determined in accordance with paragraph (d) (in relation to a Loan) or paragraph (c) (in relation to an Unpaid Sum), in each case of Clause 7 (Interest).

LIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Base Currency or for the Interest Period of that Loan) the rate quoted by the Lender to leading banks in the London interbank market,

as of 11:00am London time on the Quotation Day for the offering of deposits in the Base Currency and for a period comparable to the Interest Period for that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.

Loan means the principal amount of a borrowing under the Facility or the principal amount outstanding of that borrowing at any time.

Major Default means an event or circumstance set out in Schedule 6 (Major Defaults).

Major Representation means a representation set out in Schedule 4 (Major Representations).

Major Undertaking means an undertaking set out in Schedule 5 (Major Undertakings).

Margin means:

(a)	up to and including the Original Termination Date, 3.00 per cent. per annum; and

(b)	after the Original Termination Date, 5.00 per cent. per annum.

Material Adverse Effect means any event or circumstance which, taking into account all relevant circumstances, has a material adverse effect on:

(a)	the business, operations, assets, property or financial condition of the Group taken as a whole; or

(b)	the ability of Obligors taken together to perform their obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to, any of the Finance Documents or the rights or remedies of the Lender under the Finance Documents.

Material Company means:

(a)	each Obligor and each Holdco; and

(b)	each member of the Group whose EBITDA or total assets (calculated on the same basis as Consolidated EBITDA and Total Assets, but by reference to that member of the Group and on an unconsolidated basis and excluding intra-group items and investments in Subsidiaries) exceeds 5% of Consolidated EBITDA or Total Assets, provided that neither Bidco Parent nor any of its Subsidiaries shall be Material Companies for any purpose other than:

(i)	paragraph (b)(iv) of Clause 13 (Information); and

(ii)	paragraphs (d), (e), (f), (g), (k) and (l) of Clause 16 (Events of Default).

Merger Squeeze Out Procedure means the merger of a wholly owned, specially incorporated Subsidiary of Bidco with the Target, as implemented by Bidco after having acquired 90 per cent. or more, but less than 98 per cent. of the Target Shares in accordance with the Swiss Merger Act 2004.

Obligor means the Borrower, Holdco 2, Holdco 1 and each Guarantor.

Offer Expiry Date means the date on which the Initial Offer may no longer be completed due to a final non-satisfaction of any condition to which the Initial Offer is subject in accordance with its terms or as a result of the Initial Offer being withdrawn, lapsing or otherwise terminating.

Open Market Purchase means the purchase by Bidco of any Target Shares other than pursuant to the Initial Offer.

Original Financial Statements means:

(a)	the consolidated audited financial statements of the Guarantors for each of the financial years that ended on 31 December 2012, 2013 and 2014; and

(b)	the consolidated unaudited financial statements of the Guarantors for the period that ended 30 September 2015.

Original Termination Date means 84 months after the date of this Agreement.

Party means a party to this Agreement.

PRC means the People’s Republic of China (excluding, for the purposes of this Agreement, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Taiwan region).

Permitted Basket means a single basket in an amount equal to 20 per cent. of the Total Assets which is shared between all the provisions that refer to it, provided that to the extent that any restriction on a member of the Group is expressed in the relevant provision not apply by virtue of reliance on any amount (a basket utilisation) not exceeding the Permitted Basket, the amount of the Permitted Basket shall, without double-counting, be reduced by such basket utilisation.

Pre-Announcement means the pre-announcement of the Initial Offer to be made by or on behalf of the Bidco in accordance with Article 5 et sqq. of the Swiss Takeover Ordinance.

Prospectus means offer prospectus setting out the terms and conditions of the Initial Offer in the form approved by and registered with the Swiss Takeover Board in accordance with the Swiss Takeover Rules.

Quasi-Security means any arrangement or transaction entered into primarily as a purpose of raising indebtedness or of financing the acquisition of an asset and pursuant to which:

(a)	any member of the Group sells, transfers or otherwise disposes of (i) any of its assets on terms whereby they are or may be leased to or re-acquired by a member of the Group or (ii) any of its receivables on recourse terms; or

(b)	money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts,

or any other preferential arrangement having a similar effect.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Relevant Interbank Market means the London interbank market.

Repayment Date means of the dates specified in Clause 6 (Repayment and Cancellation) as Repayment Dates.

Repayment Instalment means each instalment for repayment of the Loans referred to in Clause 6 (Repayment and cancellation).

Repeating Representations means each of the Major Representations and each of the representations set out in Clause 12(a) (Status) to Clause 12(e) (Validity and admissibility in evidence), Clause 12(g) (No default), Clause 12(h) (No misleading information), Clause 12(j) (No proceedings pending or threatened), Clause 12(k) (Pari passu ranking), Clause 12(l) (No immunity), Clause 12(m) (Anti-corruption), Clause 12(n) (Sanctions) and paragraphs (ii) and (iii) of Clause 12(p) (Shares).

Reservations means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction;

(b)	the time barring of claims under any applicable limitation laws, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defenses of set-off or counterclaim and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction; and

(c)	any other general principles, reservations or qualifications, in each case as to matters of law, as set out in any legal opinion delivered to or accepted by the Lender under any provision of or otherwise in connection with any Finance Document.

Sanctions means:

(a)	United Nations sanctions imposed pursuant to any United Nations Security Council Resolution;

(b)	U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any other U.S. Government authority or department;

(c)	EU restrictive measures implemented pursuant to any EU Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the EU’s Common Foreign and Security Policy;

(d)	UK sanctions adopted by the Terrorist-Asset Freezing etc Act 2010 or other legislation and statutory instruments enacted pursuant to the United Nations Act 1946 or the European Communities Act 1972 or enacted by or pursuant to other laws; and

(e)	any other sanctions laws and regulations applicable to any Party or any of its Affiliates.

Screen Rate means the London inter-bank offered rate for the Base Currency and period displayed on the appropriate page (being currently Reuters screen page LLIBOR01 or LLIBOR02) on the information service which publishes that rate, provided that if the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

Security means a mortgage, charge, pledge, lien or other security interest (which shall include any guarantee subject to PRC law) securing any obligation of any person or any other agreement or arrangement having a similar effect.

Share Security means each of the following:

(a)	a Hong Kong law share charge in form and substance satisfactory to the Lender in respect of all shares in the capital of Holdco 1 to be granted by CNAC;

(b)	a Hong Kong law share charge in form and substance satisfactory to the Lender in respect of all shares in the capital of Holdco 2 to be granted by Holdco 1;

(c)	a Hong Kong law share charge in form and substance satisfactory to the Lender in respect of all shares in the capital of the Borrower to be granted by Holdco 2; and

(d)	a Hong Kong law share charge in form and substance satisfactory to the Lender in respect of all shares in the capital of Holdco 4 to be granted by the Borrower.

Squeeze Out Closing Date means, in relation to a Squeeze Out Procedure, the date on which the Squeeze Out Payments in respect of the Squeeze Out Procedure fall due.

Squeeze Out Payments means, in relation to a Squeeze Out Procedure, the payments required to be made in order to consummate that Squeeze Out Procedure.

Squeeze Out Procedure means either: (i) the Merger Squeeze Out Procedure; or (ii) the Two Per Cent Squeeze Out Procedure.

Swiss Takeover Board means the Takeover Board established under the FMIA.

Swiss Takeover Ordinance means the Ordinance of the Swiss Takeover Board on Public Takeover Offers (Verordnung der Übernahmekommission über öffentliche Kaufangebote) of 21 August 2008.

Swiss Takeover Rules means the FMIA, the Swiss Ordinance on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (Verordnung über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel) of 25 November 2015, the Swiss Ordinance of the Swiss Financial Market Supervisory Authority on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (Verordnung der Eidgenössischen Finanzmarktaufsicht über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel) of 3 December 2015 and the Swiss Takeover Ordinance.

Subsidiary means in relation to a company or corporation a company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of a majority of its board of directors or equivalent body.

Target means Syngenta AG, a corporation (Atkiengesellschaft) incorporated under the laws of Switzerland.

Target Group means the Target and its Subsidiaries for the time being.

Target Shares means shares in the Target and all rights relating to such shares.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Termination Date means the Original Termination Date or, if later, such later date as is provided under paragraph (b) of Clause 2 (Facility).

TOB Circular means TOB Circular no. 3 entitled “Review of public takeover offers” issued by the Swiss Takeover Board on 26 June 2014 (status as of 1 January 2016).

Transaction Agreement means the agreement entered into by the board of directors of the Target and its direct holding company in respect of the terms of the Initial Offer executed on the date of or immediately prior to the date of the Pre-Announcement.

Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Two Per Cent. Squeeze Out Procedure means the exercise by Bidco of squeeze out rights exercisable upon Bidco having acquired 98 per cent. of more (but less than 100 per cent.) of the Target Shares according to art. 137 FMIA.

Total Assets means the total amount of the closing balances of all the assets as set out in the latest consolidated financial statements of the Parent delivered in accordance with paragraph (a) of Clause 13 (Information) (or, if none have yet been delivered, the latest Original Financial Statements).

Transaction Documents means the Finance Documents and the Initial Offer Documents.

Unpaid Sum means any sum due and payable but unpaid by any Obligor under the Finance Documents.

Utilisation Date means the date of or proposed date for the making of a Loan.

Utilisation Request means a signed notice requesting a Loan substantially in the form set out in Part I of Schedule 2 to this Agreement (Form of Utilisation Request).

2	Other References

(a)	In this Agreement, unless a contrary intention appears, a reference to:

(i)	an agreement includes any legally binding arrangement, contract, deed or instrument (in each case whether oral or written);

(ii)	an amendment includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

(iii)	assets includes properties, assets, businesses, undertakings, revenues and rights of every description and whether present or future, actual or contingent;

(iv)	a consent or authorisation includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(v)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;

(vi)	a guarantee includes:

(A)	an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any person; and

(B)	any other obligation of any person, whether actual or contingent, to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in any person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person, and guaranteed and guarantor shall be construed accordingly;

(vii)	including means including without limitation and includes and included shall be construed accordingly;

(viii)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(ix)	an Default, Event of Default or Major Default being continuing means that such Default, Event of Default or Major Default has occurred or arisen and has not been remedied or waived;

(x)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing;

(xi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	$, US$ and dollars denote the lawful currency of the United States of America; and

(xiii)	HK$ denotes the lawful currency of Hong Kong Special Administrative Region of the People’s Republic of China.

(b)	In this Agreement, unless a contrary intention appears:

(i)	a reference to a Party includes a reference to that Party’s successors and permitted assignees or permitted transferees but does not include that Party if it has ceased to be a party under this Agreement;

(ii)	references to paragraphs, clauses, subclauses, schedules and appendices are references to, respectively, paragraphs, clauses and subclauses of and schedules and appendices to this Agreement and references to this Agreement include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended or novated (however fundamentally) and includes any increase in, extension of or change to any facility made available under any such agreement;

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	a reference to a time of day is to Beijing time;

(vi)	the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement; and

(vii)	words imparting the singular include the plural and vice versa.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	For the purposes of Clause 3 (Conditions Precedent to the Facility) only, during the Availability Period:

(i)	a reference to the assets of the Borrower or any Holdco shall exclude the assets of any member of the Target Group; and

(ii)	no matter or circumstance in respect of, or breach by, any member of the Target Group shall relate to the Borrower or otherwise be deemed to constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents, a Material Adverse Effect or a Major Default.

SCHEDULE 2

FORM OF UTILISATION REQUEST

To:	[●] as Lender

From:	[●] as Borrower

Date:	[●]

Facility Agreement dated [●] (the Facility Agreement)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Words and expressions defined in the Facility Agreement shall have the same meanings when used in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Utilisation Date:	[●]

Amount/Currency:	[●]

Interest Period:	[●]

3.	Our payment instructions are: [●]

4.	We confirm that each applicable condition specified in Clause 3 (Conditions Precedent to the Facility) of the Facility Agreement will be satisfied and no Major Default is continuing and all the Major Representations are true in all respects on the Utilisation Date.

5.	This Utilisation Request is irrevocable.

By:

[●]

SCHEDULE 3

CONDITIONS PRECEDENT

1.	A certified copy of the constitutional documents of each Obligor.

2.	A certified copy of a resolution of the board of directors (or its management) and/or the shareholders and/or any other internal authorisation of each Obligor (in each case to the extent required by law) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

3.	A specimen of the signature of each person authorised on behalf of each Obligor to (and which will) execute any Finance Document to which it is a party and/or to sign and send any document or notice in connection with the Finance Documents to which it is a party.

4.	A certificate of an authorised signatory of each Obligor certifying on behalf of that Obligor that:

(a)	each copy document relating to it specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(b)	utilisation and/or guarantee and/or grant of Security by each Obligor of the Facility would not breach any borrowing, guarantee, security or similar limit binding on such Obligor.

5.	A legal opinion of:

(a)	as to Hong Kong law, legal advisers to the Lender, such legal opinion to be in substantially the form distributed to the Lender prior to the date of this Agreement; and

(b)	as to PRC law, legal advisers to the Lender, such legal opinion to be in substantially the form distributed to the Lender prior to the date of this Agreement.

6.	A copy of:

(a)	this Agreement;

(b)	each Fee Letter;

(c)	Guarantees entered into between the Lender and each Guarantor; and

(d)	each Share Security,

in each case, duly executed by each Obligor party thereto.

7.	A copy of the Original Financial Statements.

8.

A copy of each Initial Offer Document (together with evidence of the approval of, and registration of, the Initial Offer Documents with the Swiss Takeover Board (to the extent required under the Swiss Takeover Rules)), provided that, except with respect to the Pre-Announcement and the Transaction Agreement, this condition precedent shall be satisfied if the terms of the Initial Offer Documents are not inconsistent with the Pre-Announcement and Transaction Agreement.

9.	A certificate of the Borrower (signed by a director) confirming that:

(a)	the Initial Offer has been irrevocably accepted by the shareholders of the Target holding not less than 66 2/3% of the Target Shares;

(b)	all mandatory anti-trust or competition authority clearances or approvals required in connection with the Initial Offer have been obtained;

(c)	all other conditions to the Initial Offer (other than payment of the purchase price) have been satisfied or waived in accordance with Clause 15(n) (The Acquisition); and

(d)	none of the Initial Offer Documents have been amended or waived except to the extent that such amendment or waiver is permitted under Clause 15(n) (The Acquisition); and

(e)	the Borrower has paid up share capital of not less than HK$ 1,000,000;

10.	Any requested information and evidence reasonably required by the Lender and notified to the Obligors in order to comply with “know your client” procedures under applicable laws.

SCHEDULE 4

MAJOR REPRESENTATIONS

The Borrower and each Obligor makes the representations and warranties (in respect of the Obligors only and not in respect of any other Material Company) in the following paragraphs of Clause 12 (Representations) to the Lender on the date of this Agreement, on each Utilisation Date and on the first day of each Interest Period by reference to the facts and circumstances existing at such time:

1.	Paragraph (a) Incorporation and Status.

2.	Paragraph (b) Binding Obligations, as relates to obligations that (i) constitute significant legal transactions or (ii) the breach of which qualify as a significant breach of contract (both as referenced in clause 4 of the TOB Circular).

3.	Paragraph (c) No Conflict, as relates to:

(a)	any law or regulation applicable to it or the Transaction Documents; or

(b)	any agreement or instrument binding upon it or (to the best of its knowledge and belief and the best of the knowledge and belief of the Parent’s management) any of its assets (and do not and will not constitute a default or termination event (however described) under such agreement or instrument), in each case, to the extent any such conflict (or default or termination event) would have or is reasonably likely to have a Material Adverse Effect (to the extent that (1) the relevant obligations referred to the definition of Material Adverse Effect (i) constitute a significant legal transaction or (ii) are obligations the breach of which qualifies as a significant breach of contract (both as referred to in clause 4 of the TOB Circular) or (2) the facts and circumstances resulting in the Material Adverse Effect occurring lead to a reduction in an Obligor’s ability to perform its payment obligations under the Finance Documents).

4.	Paragraph (d) Power and Authority.

5.	Paragraph (e) Validity and admissibility.

SCHEDULE 5

MAJOR UNDERTAKINGS

Major Undertakings shall mean the undertakings made by the Borrower (in respect of itself only and not in respect of any other Obligor or any Material Company) or the Parent (in respect of Holdco 1 and Holdco 2 only) in the following paragraphs of Clause 15 (Undertakings):

1.	Paragraph (c) Negative Pledge

2.	Paragraph (e) Merger

3.	Paragraph (k) Financial Indebtedness

4.	Paragraph (g) Disposals

5.	Paragraph (n) The Acquisition

SCHEDULE 6

MAJOR DEFAULTS

1	Payment Default

An Obligor does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable unless:

(i)	in the case of principal or interest, payment is made within three Business Days of the due date; and

(ii)	in the case of any amount not constituting principal or interest, payment is made within five Business Days of the due date.

2	Breach of Other Obligations

(i)	The Borrower does not comply with any Major Undertaking set out in Schedule 5.

(ii)	No Major Default under paragraph (i) above will occur if the failure to comply is capable of remedy and is remedied prior to the relevant Utilisation Date or, if earlier, within 20 Business Days of the earlier of the Lender giving notice of the breach to the Borrower and the Borrower becoming aware of the failure to comply.

3	Misrepresentation

(i)	A Major Representation set out Schedule 4 is incorrect or misleading in any material respect when made or deemed to be repeated by an Obligor.

(ii)	No Major Default under paragraph (i) above will occur if the circumstances giving rise to that misrepresentation are capable of remedy and are remedied prior to the relevant Utilisation Date or, if earlier, within 20 Business Days of the earlier of the Lender giving notice of the breach to an Obligor requesting it to be remedied and an Obligor becoming aware of the misrepresentation.

4	Invalidity, Unlawfulness and Repudiation

(i)	Subject to the Reservations, any obligation of any Obligor in respect of a significant legal transaction (as referred to in clause 4 of the TOB Circular) under any Finance Document becomes invalid or unenforceable to an extent which is materially prejudicial to the interests of the Lender under the Finance Documents.

(ii)	Subject to the Reservations, it is or becomes unlawful in any applicable jurisdiction for any Obligor to perform any of its obligations in respect of a significant legal transaction (as referred to in clause 4 of the TOB Circular) under the Finance Documents to an extent which is materially prejudicial to the interests of the Lender under the Finance Documents.

(iii)	An Obligor repudiates or rescinds a Finance Document or evidences in writing an intention to repudiate or rescind a Finance Document and such repudiation or rescission is materially prejudicial to the interests of the Lender under the Finance Documents.

5	Insolvency

(a)	Insolvency: Any of the following events or circumstances occurs:

(i)	An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(ii)	the value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities); or

(iii)	a moratorium is declared in respect of any indebtedness of an Obigor.

(b)	Insolvency proceedings: Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of an Obligor which leads to a reduction in an Obligor’s ability to perform its payment obligations under the Finance Documents;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of an Obligor,

or any analogous procedure or step is taken in any jurisdiction which, in the case of paragraph (ii) above, leads to a reduction in an Obligor’s ability to perform its payment obligations under the Finance Documents.

(c)	Creditors’ process: Any expropriation, attachment, sequestration, distress or execution affects any asset of an Obligor which leads to a reduction in an Obligor’s ability to perform its payment obligations under the Finance Documents.

SIGNATURES

The Borrower

For and on behalf of

CNAC CENTURY (HK) COMPANY LIMITED

By:	/s/ Hongbo Chen
Name:	Hongbo Chen
Title:	Director and Authorised Officer
Address:

17/F Shing Lee Commercial Building

6-12 Wing Kut Street, Central

Hong Kong

Attention: Company Secretary

Fax number: +852 2877 8001

with a copy to

China National Chemical Corporation

62 Beisihuan Xilu

Haidian District

Beijing 100080

PRC

Attention: Robert Lu, Vice President

Fax number: +86 10 82677088

The Parent

For and on behalf of

CHINA NATIONAL CHEMICAL CORPORATION

By:	/s/ Mingqun Jiang
Name:	Mingqun Jiang
Title:	Authorised Signatory
Address:

62 Beisihuan Xilu

Haidian District

Beijing 100080

PRC

Attention: Robert Lu, Vice President

Fax number: +86 10 82677088

CNAC

For and on behalf of

CHINA NATIONAL AGROCHEMICAL CORPORATION

By:	/s/ Hongbo Chen
Name:	Hongbo Chen
Title:	Authorised Signatory
Address:

62 Beisihuan Xilu

Haidian District

Beijing 100080

PRC

Attention: Chen Hongbo, Chief Strategy Officer

Fax number: +86 10 82677386

The Lender

For and on behalf of

CHINA CITIC BANK CORPORATION LIMITED

By:	/s/ Qiang Zhang
Name:	Qiang Zhang
Title:	Vice President
Address:

No. 9 Chaoyangmen Beidajie,

Dongcheng District, Beijing 100010

PRC

Attention: Dong Yi

Fax number: +86 10 8523 0122

Telephone number: +86 10 8993 7920